Exhibit 99.1

Contact:	Investors/Analysts:	Media:
	Steve Weber	Steve Astle
	(800) 213-5542	(415) 446-6204
	investor@fico.com	stephenastle@fico.com

FICO Announces New Director

David Rey Joins Board of Directors

MINNEAPOLIS — October 6, 2011 - FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced the addition of David Rey as a new member of its Board of Directors. Mr. Rey’s appointment to the Board is effective October 6, 2011.

David Rey has a long history as an executive and consultant. He was previously Executive Vice President and Chief Client Relationship Officer for UnitedHealth Group. Prior to his tenure with UnitedHealth Group, he spent nearly forty years at Accenture (previously Andersen Consulting and Arthur Andersen & Co.), where he held a variety of positions including Chairman, Diamond Client Forum and Global Managing Partner, Healthcare.

“The healthcare industry has a voracious appetite for analytic solutions that address costly challenges ranging from insurance fraud to medication adherence,” commented Mark Greene, chief executive, FICO. “David Rey will be instrumental in helping us to respond to this opportunity, in addition to bringing extensive experience in developing and sustaining the sort of large client relationships that increasingly drive our business growth.”

About FICO

FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private

Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2010 and its last quarterly report on Form 10-Q for the period ended June 30, 2011. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO is a trademark or registered trademark of Fair Isaac Corporation in the United States and in other countries.